Exhibit 4.4

WARRANT AGENT AGREEMENT

This WARRANT AGENT AGREEMENT (this “Agreement”) between Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”), is dated as of [●], 2021.

RECITALS

WHEREAS, the Company intends to commence a rights offering for units consisting of (i) an applicable fraction of one share of Class A common stock, par value $0.0001 per share (and any other class of securities into which such securities may hereafter be reclassified or changed, “Class A Common Stock”), (ii) one warrant to purchase an applicable fraction of 0.8 of one share of Class A Common Stock at an exercise price of $15.00 per share, (iii) one warrant to purchase an applicable fraction of 0.4 of one share of Class A Common Stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase an applicable fraction of 0.2 of one share of Class A Common Stock at an exercise price of $20.00 per share (the “Rights Offering Warrants”), to the holders of record of (a) the Company’s outstanding shares of Class A Common Stock and (b) certain outstanding warrants to purchase shares of the Company’s Class A Common Stock;

WHEREAS, on September 21, 2021, the Company filed a Registration Statement on Form S-3 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) to register non-transferable subscription rights, units, Class A Common Stock, Rights Offering Warrants and shares of Class A Common Stock issuable upon exercise of the Rights Offering Warrants, which was declared effective by the Commission on [●], 2021; and

WHEREAS, the Company wishes that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the re-issuance, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.         Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions of this Agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment.

Section 2.         Form of Warrant. The Rights Offering Warrants shall be evidenced by a Warrant to Purchase Class A Common Stock in substantially the same form as attached hereto as Exhibit A (together with the form of notice of exercise), with such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company or the Warrant Agent may deem appropriate and as are not inconsistent with the provisions of this Agreement or as may be requested to comply with any law or with any rule or regulation applicable thereto, or to conform to usage (the “Warrant”).

Section 3.         Registration.

(a)	The Warrant shall be executed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer, or the General Counsel and Secretary of the Company (each an “Authorized Officer”), either manually or by facsimile signature, and have affixed thereto the Company’s seal or a facsimile thereof. In the event the person whose signature, or facsimile signature, has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. The Warrant shall be countersigned by the Warrant Agent either manually or by facsimile signature, and shall not be valid for any purpose until so countersigned.

(b)	The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company.

(c)	Prior to due presentment for registration or transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (each such person, a “registered holder”), as the absolute owner of such Warrants (notwithstanding any notation of ownership or other writing on the Warrant made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(d)	Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

(e)	The Company shall provide an opinion of counsel dated the date hereof relating to the Rights Offering Warrants in a form reasonably satisfactory to Computershare, including that all Warrants are: registered under the Securities Act of 1933, as amended, or are exempt from such registration; and validly issued, fully paid and non-assessable.

Section 4.         Lost Warrant(s). In the event of any loss, theft or destruction of a certificated Warrant for which the Company and the Warrant Agent shall have received from the registered holder an indemnification reasonably satisfactory to the Company and the Warrant Agent, the Company shall issue, or cause the Warrant Agent to issue, replacement Warrants of like tenor and dated as of such cancellation for those certificates alleged to have been lost, stolen or destroyed, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser and, at the Company’s or the Warrant Agent’s request, reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

Section 5.         Exercise of Warrants; Exercise Price; Expiration Date.

(a)	The Rights Offering Warrants shall cease to be exercisable and shall terminate and become void at 5:00 p.m. (New York City time) on [•], 2028[1] (the “Warrant Expiration Date”). Subject to the foregoing and to Section 5(b) hereof, and the beneficial ownership limitations set forth in Section 2(e) of the Warrant, the holder of any Warrants may exercise the Warrants evidenced thereby in whole or in part and from time to time upon surrender to the Warrant Agent, at the office of the Warrant Agent designated for such purpose, (i) an exercise notice, in the form attached to the Warrant as Annex A thereto (the “Exercise Notice”), properly completed and duly signed and (ii) payment of the exercise price for the number of shares of Class A Common Stock as to which such Warrants are being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 2(c) of the Warrant), and all applicable taxes or charges due in connection with the exercise of such Warrants, in lawful money of the United States of America by certified or official bank check or by wire transfer of immediately available funds, and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” Upon receipt of an Exercise Notice indicating a cashless exercise, the Warrant Agent will promptly deliver a copy of the Exercise Notice to the Company to confirm the number of shares of Class A Common Stock issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no obligation under this Agreement to calculate, the number of shares of Class A Common Stock issuable in connection with any cashless exercise. The number of shares of Class A Common Stock to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula set forth in Section 2(c) of the Warrant, and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Class A Common Stock to be issued on such exercise, pursuant to this Section 5, is accurate or correct.

(b)	If either of (A) the Exercise Notice or (B) the exercise price therefor, and all applicable taxes and charges due in connection therewith, is received by the Warrant Agent after 11:59 P.M., New York Time, on any date, or on a date that is not a Business Day, the Warrants with respect thereto will be deemed to have been received and exercised on the Business Day next succeeding such date. If the Warrants are received or deemed to be received after the Warrant Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder as soon as practicable. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder of the invalidity of any exercise of Warrants. Business Day means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

1 Insert the date that is the seven (7) year anniversary of the Initial Exercise Date; provided, however, that, if such date is not a Trading Day, insert the immediately following Trading Day.

(c)	Upon receipt of an Exercise Notice properly completed and duly executed, accompanied by payment of the exercise price for the shares of Class A Common Stock to be purchased, the Company shall instruct the Warrant Agent in writing to deliver the number of shares of Class A Common Stock to be purchased upon exercise of the Warrant(s). Each person in whose name any such certificate for shares of Class A Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the completed Exercise Notice was received and payment of the exercise price was made, irrespective of the date of delivery of such certificate.

(d)	The Warrant Agent shall deposit all funds received by it in payment of the exercise price in accordance with clause (e) below.

(e)	All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall use commercially reasonable efforts to forward Funds received for warrant exercises by the fifth Business Day following receipt of such Funds by wire transfer to an account designated by the Company.

(f)	Upon the exercise of any Warrant, the Company shall instruct the Warrant Agent to record cost basis for newly issued shares of Class A Common Stock as reasonably determined by the Company prior to processing. In the absence of basis information provided by the Company, securities will be recorded by the Warrant Agent as noncovered.

(g)	The Warrant Agent shall advise the Company or, if instructed in writing to do so by the Company, the Company’s transfer agent and registrar, in respect of (a) the number of shares of Class A Common Stock indicated on the Exercise Notice as issuable upon such exercise with respect to such exercised Warrants, (b) the instructions of each registered holder provided to the Warrant Agent with respect to delivery of the shares of Class A Common Stock issuable upon such exercise, and the delivery of the Warrant, as appropriate, evidencing the balance, if any, of the shares of Class A Common Stock remaining after such exercise, and (c) such other information as the Company shall reasonably request. The Company shall, by 5:00 P.M., New York City Time, on the earlier of the second Trading Day (as defined in the Warrant) or the number of Trading Days comprising the Standard Settlement Period (as defined in the Warrant), in each case as further specified in the Warrant, execute, issue and deliver to the Warrant Agent, the shares of Class A Common Stock to which such registered holder is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder. Upon receipt of such shares of Class A Common Stock and written instructions from the Company, the Warrant Agent shall transmit such shares of Class A Common Stock to or upon the order of the registered holder. In lieu of delivering physical certificates representing the shares of Class A Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in DTC’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Class A Common Stock issuable upon exercise to DTC by crediting the account of the holder’s DTC participant through the Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. All shares of Class A Common Stock issued by the Company upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

(h)	The Company shall provide to the Warrant Agent and each registered holder of the Warrants prompt written notice of any time that the Company is unable to issue shares of Class A Common Stock via DTC transfer or otherwise (without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently or (D) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the registered holder has exercised a Warrant in accordance with the terms of the Warrant but prior to the delivery of the shares of Class A Common Stock, the Company shall rescind the previously submitted Exercise Notice and the Company shall return all consideration paid by registered holder for such shares upon such rescission. The Company shall promptly provide the Warrant Agent with notice of such rescission.

(i)	In the event that the Company receives an Exercise Notice from a registered holder, or any other notice which is a condition precedent to the performance of the obligations of the Warrant Agent under this Agreement, the Company hereby covenants to transmit to the Warrant Agent such notice as promptly as practicable, and acknowledges that in no event shall the Warrant Agent be liable for the Company’s action or failure to act that causes untimely delivery of such notice.

Section 6.	Adjustment of Exercise Price and Number of Shares of Class A Common Stock.

(a)	The number of shares of Class A Common Stock issuable upon exercise of the Warrants and/or the exercise price may be subject to adjustment from time to time upon the occurrence of certain events (“Adjustment Events”) and in accordance with certain procedures set forth in Section 3 of the Warrant. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of Adjustment Events. The Company further agrees that it will provide to the Warrant Agent any new or amended exercise terms.

(b) The Warrant Agent shall have no obligation under any Section of this Agreement to calculate any of the adjustments set forth herein.

Section 7.         Certification of Adjusted Exercise Price or Number of Shares of Class A Common Stock. Whenever the exercise price or the number of shares of Class A Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 6 hereof or otherwise, the Company shall promptly prepare and file with the Warrant Agent a written certificate setting forth the exercise price and the number of shares of Class A Common Stock issuable upon the exercise of each Warrant as so adjusted, and a brief but detailed statement of the facts accounting for such adjustment. Until such written notice is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustments have been made.

The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the exercise price or the number of shares of Class A Common Stock issuable upon exercise of a Warrant, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

The form of Warrant need not be changed because of any adjustment hereunder, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the rights, duties, obligations and liabilities of the Warrant Agent), and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

Section 8.         Fractional Shares of Class A Common Stock. No fractional shares of Class A Common Stock shall be issued in connection with any Warrant exercise, but the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Section 9.          Transfer and Exchange of Warrants.

(a)	The Warrant Agent shall register the transfer, only in accordance with Section 4(a) of the Warrant, of any outstanding Warrants upon the Warrant Register, provided that a party requesting transfer of any Warrant must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

(b)	Certificated Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent and specifying the event of a Permitted Transfer (as defined in the Warrant), duly executed by the registered holder thereof, or by a duly authorized power of attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a certificated Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue a new Warrant in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrant must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

(c)	The Warrant Agent shall not be required to effect any registration of transfer or exchange that will result in the issuance of a Warrant for a fraction of a Warrant.

(d)	A service charge shall be payable to the Warrant Agent for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent.

(e)	If applicable, the Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, any new Warrants required to be issued pursuant to the provisions of this Section 9, and the Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with a new Warrant duly executed on behalf of the Company for such purpose.

Section 10.	Concerning the Warrant Agent; Indemnification; Exculpation of Liability.

(a)	The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable, documented and out-of-pocket expenses and outside counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b)	The Company covenants and agrees to indemnify the Warrant Agent for, and to hold the Warrant Agent harmless against, any liabilities, suits, actions, proceedings, judgments, claims, settlements, costs, expenses (including reasonable fees and expenses of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from third party claims and arising out of, directly or indirectly, any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution or amendment of this Agreement and the exercise or performance of its duties hereunder; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified to the extent that, such liabilities, suits, actions, proceedings, judgments, claims, settlements, costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its own gross negligence, bad faith, or willful misconduct.

(c)	From time to time, the Company may provide the Warrant Agent with written instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any Authorized Officer of the Company for written instruction and may consult with legal counsel for Warrant Agent or Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted to be taken by the Warrant Agent in the absence of bad faith reliance upon any Authorized Officer’s written instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

(d)	Except in the event of Warrant Agent’s gross negligence or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Warrant Agent’s aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges [during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought], but not including reimbursable expenses.

(e)	In order that the indemnification provisions contained in this Section 10 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all material developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party (at its own cost and expense) in the defense of such claim or to defend against said clam in its own name, unless in the judgment of the indemnified party, a conflict of interest exists between the Company and the Warrant Agent, or there are one or more legal or equitable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, or as required to comply with any law or governmental authority.

(f)	Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder (including, without limitation, lost profits) even if that party has been advised of or has foreseen the possibility of such damages.

(g)	The terms of this Section 10 and Section 11 shall survive the termination of this Agreement, the expiration of the Warrants and the resignation, replacement or removal of the Warrant Agent.

Section 11.       Purchase or Consolidation or Change of Name of Warrant Agent.

(a)	Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be party, or any entity succeeding to the shareowner services or corporate trust business of the Warrant Agent shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Warrant Agent’s assets employed in the performance of shareowner services or corporate trust activities shall be deemed a merger or consolidation for purposes of this Section 11.

(b)	To the extent doing so will not violate any legal, fiduciary or contractual obligation on the part of the Warrant Agent to maintain the confidentiality of such information, the Warrant Agent shall notify the Company in writing in advance of any proposed change in its ownership, control or management. The consent of the Company to such proposed action shall not be required.

Section 12.       Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

(a)	The Warrant Agent may consult with legal counsel, and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion and in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(b)	Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an Authorized Officer and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in the absence of bad faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)	The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith and willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(d)	The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants or be required to verify the same.

(e)	The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for the adjustment of the exercise price or the making of any change in the number of shares of Class A Common Stock required under the provisions of Sections 6 and 7 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to its express duties in respect of the exercise of the Warrants evidenced by the Warrant after actual written notice of any adjustment of the exercise price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Class A Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Class A Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable; nor shall it have any duty or responsibility in the case of the receipt of any written demand from any Warrant holder or any other person or entity with respect to any such action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company;

(f)	The Company shall use commercially reasonable efforts to perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g)	The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from an Authorized Officer, or any other individual designated by the Authorized Officer(s) in writing to the Warrant Agent, and to apply to such officers or individuals for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

(h)	Subject to its compliance with all applicable laws, the Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i)	The Warrant Agent may perform any of its duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the holders of the Warrants or any other person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

(j)	The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

(k)	The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(l)	The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Agreement, including without limitation obligations under applicable regulation or law.

(m)	The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(n)	The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(o)	The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(p)	The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

Section 13.       Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information regarding holders of Warrants, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the Warrant Agent’s fees for services hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). However, each party may disclose relevant aspects of the other party's confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.

Section 14.       Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Class A Common Stock upon the exercise of Warrants, but the Company may require the stockholders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer, issue or delivery of any Warrant or shares of Class A Common Stock unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

Section 15.       Termination. The Company may terminate this Agreement upon thirty (30) days’ prior written notice to the Warrant Agent. The Warrant Agent or any successor Warrant Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company. In the event the transfer agency relationship in effect between the Company and Computershare terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. In the event of such termination, the Company shall appoint a successor agent and inform the Warrant Agent of the name and address of any successor agent so appointed, provided that no failure by the Company to appoint such successor agent shall affect the termination of this Agreement or resignation or the discharge of the Warrant Agent as agent hereunder. Upon any such termination, Warrant Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Warrant Agent shall promptly forward to the Company or its designee any and all property or documentation relative to the Warrants and the holders thereof and documents relating to the Warrants or the holders thereof that the Warrant Agent may receive after its appointment has so terminated.

Section 16.       Notices. All notices, demands and other communications given pursuant to the terms and provisions of this Agreement shall be in writing, shall be deemed given on the date that it is sent, and may be sent by email (upon confirmation of receipt), first-class mail, postage prepaid, overnight delivery service, or by certified or registered mail, return receipt requested to:

To the Company:	Blue Apron Holdings, Inc.
28 Liberty Street
New York, NY 10005
[ ]
Attn: General Counsel

With a copy to:	Wilmer Cutler Pickering Hale & Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: David Westenberg
[ ]
[ ]

To Warrant Agent:	Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
[ ]
Attention: Client Services

And, if to a Holder of a Warrant, at the address of such Holder as shown on the Warrant Register.

Section 17.      Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Warrant Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, and (b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

Section 18.      Force Majeure. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

Section 19.      Supplements and Amendments. No provision of this Agreement or the Warrants may be amended, modified, or waived, except in a written document signed by all of the parties hereto and thereto.

Section 20.      Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law; provided, that if such invalid or unenforceable term affects the rights, duties, obligations or liabilities of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately.

Section 21.       Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. In the event of a conflict between the Warrant and this Agreement, this Agreement shall govern.

Section 22.       Assignment. Subject to Section 11, this Agreement may not be assigned, or otherwise transferred, in whole or in part, by the parties without the prior written consent of all the other parties, which the other parties will not unreasonably withhold, condition or delay.

Section 23.       Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 24.       Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent.

Section 25.       Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic PDF) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 26.       Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Blue Apron Holdings, Inc.

By:
Name:
Title:

Computershare Inc.
Computershare Trust Company, N.A.

By:
Name:
Title:

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